EXHIBIT A(6)

RESTATED

CERTIFICATE OF TRUST

OF

VALIC COMPANY II

THIS Restated Certificate of Trust of VALIC Company II (the “Trust”) is being duly filed by the undersigned, as trustees, to amend and restate the currently effective Certificate of Trust of the Trust (the “Certificate of Trust”) under the Delaware Statutory Trust Act (12 Del. Code, § 3801 et seq.) (the “Act”). The original certificate of trust of the Trust was filed with the Secretary of State of the State of Delaware on May 6, 1998 (the “Original Certificate of Trust”). The name of the Trust at the time the Original Certificate of Trust was filed with the Secretary of State of the State of Delaware was American General Series Portfolio Company 3.

This Certificate of Trust shall be amended and restated in its entirety to read as follows:

1. Name. The name of the statutory trust is VALIC Company II.

2. Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3. Investment Company. The Trust is a registered investment company under the Investment Company Act of 1940, as amended.

4. Series. Pursuant to Section 3806(b)(2) of the Act, the Trust may issue one or more series of beneficial interests having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each a “Series”).

5. Notice of Limitation of Liabilities of each Series. Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

5. Effective Date. This Restated Certificate of Trust shall be effective upon filing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have duly executed this Restated Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/S/ THOMAS J. BROWN	/S/ PETER A. HARBECK
Thomas J. Brown,	Peter A Harbeck,
as Trustee	as Trustee

/S/ JUDITH L. CRAVEN	/S/ JOHN W. LANCASTER
Dr. Judith L. Craven,	Dr. John Wm. Lancaster,
as Trustee	as Trustee

/S/ WILLIAM F. DEVIN	/S/ KENNETH J. LAVERY
William F. Devin,	Kenneth J. Lavery,
as Trustee	as Trustee

/S/ TIMOTHY J. EBNER	/S/ JOHN E. MAUPIN, JR.
Dr. Timothy J. Ebner,	Dr. John E. Maupin, Jr.,
as Trustee	as Trustee

/S/ GUSTAVO E. GONZALES, JR.
The Honorable Gustavo E. Gonzales, Jr.,
as Trustee